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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Corillian Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-72652, 333-55176, 333-35448 and 333-111447) on Form S-8 of Corillian
Corporation of our report dated January 30, 2004, with respect to the consolidated balance sheets of Corillian Corporation as of December 31, 2002 and 2003, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the Corillian Corporation Annual Report on Form 10-K for the year ended December 31, 2003.



/s/ KPMG LLP


Portland, Oregon
March 24, 2004